As filed with the Securities and Exchange Commission on March 26, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	72-1123385
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2700 Research Forest Drive, Suite 100
The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
NEWPARK RESOURCES, INC.
2006 EQUITY INCENTIVE PLAN
NEWPARK RESOURCES, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED)
AWARDS OF RESTRICTED STOCK TO PAUL L. HOWES, JAMES E. BRAUN AND MARK J. AIROLA
AWARDS OF STOCK OPTIONS TO PAUL L. HOWES AND SEAN MIKAELIAN
(Full title of the plan)
Paul L. Howes
Chief Executive Officer and President
Newpark Resources, Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
(Name and address of agent for service)
(281) 465-6800
(Telephone number, including area code, of agent for service)
Copy to:
Bertram K. Massing, Esq.
Ervin, Cohen & Jessup, LLP
9401 Wilshire Boulevard, 9th Floor
Beverly Hills, CA 90212
(310) 273-6333
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	maximum	maximum	Amount of
	registered	offering price	aggregate	registration
Title of securities to be registered	(1)(2)	per share (3)	offering price (3)	fee
Common Stock issuable under the 2006 Equity Incentive Plan	2,000,000 shares	$6.87	$13,764,000	$422.55
Common Stock issuable under the 1999 Employee Stock Purchase Plan (As Amended)	500,000 shares	$6.87	$3,435,000	$105.45
Common Stock granted as restricted stock	200,000 shares	$8.08	$1,616,000	$49.61
Common Stock granted as restricted stock	100,000 shares	$5.12	$512,000	$15.72
Common Stock granted as restricted stock	100,000 shares	$5.60	$560,000	$17.19
Common Stock issuable upon exercise of stock options	375,000 shares	$8.08	$3,030,000	$93.02
Common Stock issuable upon exercise of stock options	25,000 shares	$5.75	$143,750	$4.41
Total	3,300,000 shares	—	$23,060,750	$707.95

(1)	The 200,000 shares of Common Stock being registered hereunder reflect a grant of shares of time-restricted stock to Paul L. Howes. Each of the 100,000 shares of Common Stock being registered hereunder reflect a grant of time-restricted stock to each of James E. Braun and Mark J. Airola. The 375,000 shares of Common Stock being registered hereunder are reserved for issuance pursuant to stock options granted to Paul L. Howes. The 25,000 shares of Common Stock being registered hereunder are reserved for issuance pursuant to stock options granted to Sean Mikaelian. The awards granted to Messrs. Howes, Braun, Airola and Mikaelian as set forth in this footnote are collectively referred to as the “Awards.”

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered under this registration statement will automatically be increased to cover any additional shares of the registrant’s Common Stock that become issuable under the 2006 Equity Incentive Plan, the 1999 Employee Stock Purchase Plan, as amended, or the Awards by reason of any stock split, stock dividend, recapitalization or other similar transaction.

(3)	Calculated pursuant to Rule 457(h)(1) of the Securities Act based on (i) the sum of the products obtained by adding (1) the product of 80,000 shares (the number of shares of Common Stock registered hereby as to which options have been granted to Paul L. Howes but not exercised under the 2006 Equity Incentive Plan) multiplied by $7.17 (the exercise price of such options) and (2) the average of the high and low sales prices of the registrant’s common stock on March 19, 2007, as reported by the New York Stock Exchange ($6.87); (ii) $8.08 per share with respect to the 200,000 shares of time-restricted stock granted to Paul L. Howes; (iii) $5.60 per share with respect to 100,000 shares of time-restricted stock granted to James E. Braun; (iv) $5.12 per share with respect to 100,000 shares of time-restricted stock granted to Mark J. Airola; (v) $8.08 per share exercise price with respect to the options to purchase 375,000 shares of Common Stock granted to Paul L. Howes; and (vi) $5.75 per share exercise price with respect to the options to purchase 25,000 shares of Common Stock granted to Sean Mikaelian.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Newpark Resources, Inc. (“Newpark”) hereby incorporates by reference into this registration statement the following documents:
(a)	Newpark’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Newpark’s Current Reports on Form 8-K filed on January 4, 2007, February 15, 2007, March 9, 2007 and March 13, 2007; and

(d)	The description of the Common Stock of Newpark contained in its registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such description may be amended from time to time.
     All reports and other documents filed by Newpark subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the General Corporation Law of the State of Delaware (the “GCL”) permits a corporation to, and the registrant’s Amended and Restated Bylaws (the “Bylaws”) require that it, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     As permitted under Section 145 of the GCL, the Bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     In addition, the indemnification provided by section 145 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators.
     The registrant’s Restated Certificate of Incorporation (the “Certificate”) provides that the registrant shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant. The Certificate also provides that, to the fullest extent permitted by law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director.
     The Certificate also provides that the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in any such capacity, or arising out of his status as such, regardless of whether the registrant is empowered to indemnify such person under the provisions of law. The registrant currently maintains this insurance for its directors, officers, employees and agents.
     Section 102(b)(7) of the GCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, relating to prohibited dividends or the unlawful purchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     The Certificate and Bylaws (a) eliminate the personal liability of our directors and (b) provide for the indemnification of our directors and officers to the fullest extent permitted by the GCL.
     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in the Certificate and Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
     In addition, we have purchased insurance pursuant to which our directors and officers are insured against liability which they may incur in their capacity as such.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Restated Certificate of Incorporation (1)

4.2	Amended and Restated Bylaws (2)

4.3	Newpark Resources, Inc. 2006 Equity Incentive Plan (3)

4.4	Form of Non-Qualified Stock Option Agreement under the 2006 Equity Incentive Plan *

4.5	Newpark Resources, Inc. 1999 Employee Stock Purchase Plan (as amended) (4)

5.1	Opinion of Ervin, Cohen & Jessup, LLP *

10.1	Employment Agreement, dated as of March 22, 2006, between the registrant and Paul L. Howes (5)†

10.2	Amendment of Employment Agreement, dated June 7, 2006, between the registrant and Paul L. Howes (6)†

10.3	Stock Award Agreement, dated as of March 22, 2006, by and between the registrant and Paul L. Howes (7)†

10.4	Non-Statutory Stock Option Agreement, dated as of March 22, 2006, by and between the registrant and Paul L. Howes (7)†

10.5	Employment Agreement, dated as of September 18, 2006, by and between the registrant and James E. Braun (8)†

10.6	Employment Agreement, dated as of September 18, 2006, by and between the registrant and Mark J. Airola (8)†

10.7	Non-Statutory Stock Option Agreement, dated as of May 18, 2006, by and between the registrant and Sean Mikaelian *†

23.1	Consent of Independent Registered Public Accounting Firm *

23.2	Consent of Ervin, Cohen & Jessup, LLP (included in Exhibit 5.1) *

24.1	Powers of Attorney (included in signature page) *

*	Filed herewith.

†	Management contract, compensation plan or arrangement.

(1)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.

(2)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated March 7, 2007, which was filed on March 13, 2007.

(3)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Previously filed as an appendix to the registrant’s Proxy Statement dated November 29, 2006.

(5)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated March 22, 2006, which was filed on March 22, 2006.

(6)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated June 7, 2006, which was filed on June 13, 2006.

(7)	Previously filed in the exhibits to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2006.

(8)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated September 18, 2006, which was filed on September 20, 2006.
ITEM 9. Undertakings.
A. The registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing indemnification provisions summarized in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on March 23, 2007.

NEWPARK RESOURCES, INC.
By	/s/ Paul L. Howes
Paul L. Howes,
Chief Executive Officer and President

     KNOWN BY ALL PERSONS THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul L. Howes and Mark J. Airola, or any one of them, their attorneys-in-fact and agents with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul L. Howes Paul L. Howes	Chief Executive Officer, President and Director (Principal Executive Officer)	March 23, 2007

/s/ James E. Braun James E. Braun	Vice President and Chief Financial Officer (Principal Financial Officer)	March 23, 2007

/s/ Eric M. Wingerter Eric M. Wingerter	Vice President of Finance and Controller (Principal Accounting Officer)	March 23, 2007

/s/ David C. Anderson David C. Anderson	Director	March 26, 2007

Signature	Title	Date

Jerry W. Box	Director	March ___, 2007

/s/ David P. Hunt David P. Hunt	Chairman of the Board	March 23, 2007

Alan J. Kaufman	Director	March ___, 2007

/s/ James W. McFarland James W. McFarland	Director	March 23, 2007

Roger C. Stull	Director	March ___, 2007

/s/ F. Walker Tucei, Jr. F. Walker Tucei, Jr.	Director	March 24, 2007

/s/ Gary L. Warren Gary L. Warren	Director	March 23, 2007

EXHIBIT INDEX

Exhibits	Description of Exhibit

4.1	Restated Certificate of Incorporation (1)

4.2	Amended and Restated Bylaws (2)

4.3	Newpark Resources, Inc. 2006 Equity Incentive Plan (3)

4.4	Form of Non-Qualified Stock Option Agreement under the 2006 Equity Incentive Plan *

4.5	Newpark Resources, Inc. 1999 Employee Stock Purchase Plan (as amended) (4)

5.1	Opinion of Ervin, Cohen & Jessup, LLP *

10.1	Employment Agreement, dated as of March 22, 2006, between the registrant and Paul L. Howes (5)†

10.2	Amendment of Employment Agreement, dated June 7, 2006, between the registrant and Paul L. Howes (6)†

10.3	Stock Award Agreement, dated as of March 22, 2006, by and between the registrant and Paul L. Howes (7)†

10.4	Non-Statutory Stock Option Agreement, dated as of March 22, 2006, by and between the registrant and Paul L. Howes (7)†

10.5	Employment Agreement, dated as of September 18, 2006, by and between the registrant and James E. Braun (8)†

10.6	Employment Agreement, dated as of September 18, 2006, by and between the registrant and Mark J. Airola (8)†

10.7	Non-Statutory Stock Option Agreement, dated as of May 18, 2006, by and between the registrant and Sean Mikaelian *†

23.1	Consent of Independent Registered Public Accounting Firm *

23.2	Consent of Ervin, Cohen & Jessup, LLP (included in Exhibit 5.1) *

24.1	Powers of Attorney (included in signature page) *

*	Filed herewith.

†	Management contract, compensation plan or arrangement.

(1)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

(2)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated March 7, 2007, which was filed on March 13, 2007.

(3)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Previously filed as an appendix to the registrant’s Proxy Statement dated November 29, 2006.

(5)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated March 22, 2006, which was filed on March 22, 2006.

(6)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated June 7, 2006, which was filed on June 13, 2006.

(7)	Previously filed in the exhibits to the registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2006.

(8)	Previously filed in the exhibits to the registrant’s Current Report on Form 8-K dated September 18, 2006, which was filed on September 20, 2006.